Exhibit 10.19
ITRON, INC.
THIRD AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTICE

Itron, Inc. (the “Company”) hereby grants to Participant a restricted stock unit award (the “Award”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement, including Appendix A (the “Agreement”) and the Itron, Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “Plan”), all of which are incorporated into the Award Notice in their entirety.

Participant:	Participant Name
Grant Date:	Grant Date
Number of Restricted Stock Units:	Number of Awards Granted
Vesting Schedule:
The Award will vest with respect to one-third of the Restricted Stock Units on the first anniversary of the Grant Date, the remaining two-thirds of the Restricted Stock Units vesting quarterly over 24 months (each, a “Vest Date”).

Additional Terms/Acknowledgement: This Award is subject to all the terms and conditions set forth in this Award Notice, the Agreement, and the Plan which are attached to and incorporated into this Award Notice in their entirety.

Participant Name I accept this award subject to the terms and conditions stated herein. Electronic Signature

ITRON, INC.
THIRD AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
ALL PARTICIPANTS

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement, including Appendix A (this “Agreement”), Itron, Inc. (the “Company”) has granted you a restricted stock unit award (the “Award”) under its Third Amended and Restated 2010 Stock Incentive Plan (the “Plan”) for the number of restricted stock units indicated in your Award Notice. Capitalized terms not expressly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:
1.Vesting
The Award will vest according to the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). One share of Common Stock will be issuable for each restricted stock unit that vests. Restricted stock units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted stock units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” Except as provided in Sections 2 and 3 below, the Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”). Except as provided in Sections 2 and 3 below, the Award will terminate and the Unvested Units will be forfeited upon termination of your employment for any reason.
2.Retirement, Death or Disability
2.1In the event that your employment terminates by reason of Retirement at least 12 months after the Grant Date but during the Units’ vesting period, any Unvested Units will continue to vest in accordance with the Vesting Schedule until all Units become vested, provided that if you breach any of the covenants set forth in Appendix A to this Agreement after your Retirement, the Unvested Units will be forfeited immediately. For the purposes of this Section 2.1, “Retirement” means your voluntary termination of employment after the date on which you have reached (i) the age of 55 and have a total of at least 10 years of continuous employment with the Company and/or a Related Corporation or (ii) the age of 60 and have a total of at least 5 years of continuous employment with the Company and/or a Related Corporation; provided however, in either case, that (A) the Company has not determined, in its sole discretion, that a basis exists for a termination of your employment for Cause at the time of your termination, and (B) you must have provided advance written notice to the Company at least 90 days prior to the termination of your employment, unless the Company waives or otherwise modifies such written notice requirement in writing to accommodate special circumstances, as determined in the sole discretion of the Company. For the avoidance of doubt, if your employment terminates due to Retirement within 12 months after the Grant Date, all Unvested Units will be automatically forfeited.
2.2In the event that your employment terminates during the Units’ vesting period by reason of death or Disability, any Unvested Units will accelerate in vesting and become Vested Units upon such termination of employment.
3.Change in Control Transaction
3.1In the event of a Change in Control Transaction, the Award will be subject to any change in control severance agreement or other agreement providing for change in control provisions between you and the Company (a “CIC Agreement”). If you are not a party to a CIC Agreement, the provisions of this Section 3 shall apply.
3.2In the event of a Change in Control Transaction in which (i) the Unvested Units are not assumed, substituted for, or converted into an award of the acquiring or surviving corporation (or a publicly-traded parent thereof) in a manner which prevents dilution of your rights under the Award or (ii) the acquiring or surviving corporation (or parent thereof) is not publicly-traded, any Unvested Units shall become immediately and fully vested as of the date of the Change in Control Transaction.
3.3In the event of a Change in Control Transaction in which your Unvested Units are assumed, substituted for, or converted into an award of the acquiring or surviving public corporation (or a publicly-traded parent thereof) and your employment is terminated within twenty-four (24) months following such Change in Control Transaction, other than (a) for Cause, (b) by reason of Retirement, death or Disability (which shall be governed by Section 2), or (c) by you without Good Reason, any Unvested Units shall become immediately and fully vested as of the date of your termination of employment.
3.4Definitions - For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(a)“Base Salary” shall mean your annual base salary immediately prior to a Change in Control Transaction, as such salary may be increased from time to time (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.
(b)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(c)“Cause” for termination of your employment by the Company or your employer, if different (the “Employer”) shall mean (i) your willful and continued failure (other than any such failure resulting from (A) your incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance by you of a notice of termination in a form prescribed by the Company for Good Reason or (C) the Employer’s active or passive obstruction of the performance of your duties and responsibilities) to perform substantially the duties and responsibilities of your position with the Employer after a written demand for substantial performance is delivered to you by the Employer, which demand specifically identifies the manner in which the Employer believes that you have not substantially performed such duties or responsibilities; (ii) your conviction by a court of competent jurisdiction for felony criminal conduct (or the equivalent under applicable local law); or (iii) your willful engaging in fraud or dishonesty which is injurious to the Company and/or the Employer or its reputation, monetarily or otherwise. No act, or failure to act, on your part shall be deemed “willful” unless committed or omitted by you in bad faith and without reasonable belief that your act or failure to act was in, or not opposed to, the best interest of the Company and/or the Employer.
(d)“Good Reason” for termination of your employment by you shall mean the occurrence (without your express written consent) after any Change in Control Transaction of any one of the following acts by the Company or the Employer, or failures by the Company or the Employer to act, unless, in the case of any act or failure to act described in subsection (i), (ii), (iii), (iv) or (v) below, such act or failure to act is corrected prior to the date of your termination specified in a notice of termination in a form prescribed by the Company given in respect thereof:
(i) an adverse change in your status or position(s) with the Employer as in effect immediately prior to the Change in Control Transaction, including, without limitation, any adverse change in your status or position as a result of a diminution of your duties or responsibilities or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s);
(ii)a reduction in your Base Salary;
(iii)a reduction in your annual bonus opportunity or long-term incentive opportunity, as compared to the year immediately preceding the year in which the Change in Control Transaction occurs;
(iv)the failure to continue to provide welfare, pension and fringe benefits which are in each case, in the aggregate, substantially similar to those provided to you immediately prior to Change in Control Transaction; or
(v)the Employer requires you to be based at an office that is greater than 50 miles from where your office is located immediately prior to the Change in Control Transaction except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Employer prior to the Change in Control Transaction.
Notwithstanding the foregoing, the events described in clauses (ii), (iii) or (iv) above shall not constitute Good Reason hereunder to the extent they are as a result of across-

the-board reductions of the applicable compensation element following the Change in Control Transaction which are equally applicable to all similarly situated employees of the surviving corporation and its affiliates. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. In order for Good Reason to exist hereunder, you must provide notice to the Company of the existence of the condition or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of becoming aware of such condition or circumstance), and the Employer must have failed to cure such condition within 30 days of the receipt of such notice. Subject to the preceding sentence, your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
(e)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
4.Settlement of Vested Units.
Subject to Section 15.2, Vested Units shall be settled on the earliest to occur of (a) a date within 30 days following the applicable Vest Date, (b) a date within 30 days following the termination of your employment (i) due to death or Disability pursuant to Section 2 above or (ii) following a Change in Control Transaction pursuant to Section 3.3 above, or (c) the date of a Change in Control Transaction pursuant to Section 3.2 above that constitutes a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5).
5.Securities Law Compliance
5.1You represent and warrant that you (a) have been furnished with a copy of the prospectus for the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
5.2You hereby agree that you will in no event sell or distribute all or any part of the shares of Common Stock that you receive pursuant to settlement of this Award (the “Shares”) unless (a) there is an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and any applicable state and foreign securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred with by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to register the Shares with the U.S. Securities and Exchange Commission or any foreign securities regulator and has not represented to you that it will so register the Shares.
5.3You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any regulator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.
5.4You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.
6.Transfer Restrictions
Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law, other than pursuant to a beneficiary designation in accordance with the following sentence. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case you do not receive any or all such benefit during your lifetime. Each such designation shall revoke all of your prior designations, shall be in a form prescribed by the Company, and will be effective only when completed in accordance with any instructions provided by the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid to you during your lifetime shall be paid to your estate.
7.No Rights as Shareholder
You shall not have voting or other rights as a shareholder of the Company with respect to the Units.
8.Book Entry Registration of Shares
    The Company will issue the Shares by registering the Shares in book entry form with the Company’s transfer agent in your name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system.
9.Responsibility for Taxes
9.1Regardless of any action the Company (or your Employer, if different) takes with respect to any and all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the granting or vesting of the Award, the settlement of Vested Units, the issuance of Shares upon settlement of the Vested Units, the subsequent sale of Shares acquired upon settlement of the Vested Units and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
9.2Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and or the Employer to satisfy all Tax-Related Items.
(a)In this regard, Units that vest after the expiration of the applicable cooling-off period in Rule 10b5-1(c)(1)(ii)(B) under the Exchange Act, measured from the date you enter into this Agreement and accept the Units (the “Cooling-Off Period”), you hereby authorize the Company and or the Employer to satisfy any withholding obligation through a mandatory sale of Shares (“Mandatory Sale”), and to facilitate the foregoing, you hereby irrevocably appoint Fidelity or any stock plan service provider or brokerage firm designated by the Company for such purpose (the “Agent”) as your Agent, and authorize the Agent, to:
(i)Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested Unit, a number of Shares (rounded up to the next whole number) to generate proceeds necessary to cover the Tax-Related Items and all applicable fees and commissions due to, or required to be collected by, the Agent;
(ii)Remit directly to the Company the cash amount necessary to cover the Tax-Related Items;
(iii)Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of Shares referred to in clause (i) above; and
(iv)Remit any remaining funds to you.
(b)You acknowledge that you may not exercise control over the timing of the Mandatory Sale contemplated under Section 9.2. Notwithstanding the foregoing, if the Mandatory Sale is prohibited by a legal, contractual or regulatory restriction, is otherwise impossible as described in the 10b5-1 Plan set forth in Section 9.3 below, or if the obligation for withholding of Tax-Related Items arises at a time other than the settlement of the Award or prior to the expiration of the Cooling-Off Period, then you authorize the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by:
(i)requiring you to pay to the Company or the Employer any amount of the Tax-Related Items; and/or
(ii)withholding any amount of the Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer; and/or
(iii)withholding in Shares to be issued upon settlement of the Vested Units, provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Plan Administrator (as constituted to satisfy Rule 16b-3 of the Exchange Act) shall establish any alternative method of withholding as may be required from the alternatives (i) – (iii) herein and, if the Plan Administrator does not exercise its discretion prior to the Tax-Related Items withholding event, then the method of withholding set forth in alternative (iii) shall apply.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash, or, if not refunded, you may seek a refund from the local tax authorities and will have no entitlement to the equivalent amount in Shares. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the Vested Units notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. The Company may refuse to issue or deliver Shares to you if you fail to comply with your obligations in connection with the Tax-Related Items.
9.3You acknowledge that the authorization and instruction to the Agent set forth in Section 9.2(a)(i) above to sell Shares to cover the Tax-Related Items is intended to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (regarding trading of the Company’s securities on the basis of material nonpublic information) (a “10b5-1 Plan”). This 10b5-1 Plan is being adopted to permit you to sell a number of Shares issued upon settlement of Vested Units sufficient to pay the Tax-Related Items. To the extent you are a Section 16 officer of the Company under the Exchange Act, you certify that, as of the date of your acceptance of this Award, you are not aware of any material, nonpublic information regarding the Company and, you enter into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10b or Rule 10b5-1 of the Exchange Act or any other securities laws.

You acknowledge that the broker is under no obligation to arrange for the sale of Shares at any particular price. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. You acknowledge that it may not be possible to sell Shares during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the Nasdaq or other exchange where the Shares may be traded, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act, or (e) the Company's determination, in its sole discretion at a time when it is not in possession of material, non-public information regarding the Company, during an open “window period” (as determined in accordance with each applicable Company insider trading policy), that sales may not be effected under this 10b5-1 Plan. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the Tax-Related Items.
You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of the 10b5-1 Plan. You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans. The Agent is a third-party beneficiary of Section 9.2(a)(i) and this 10b5-1 Plan.
10.Nature of Grant
In accepting the grant, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;
(d)the grant of the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Employer, the Company or any Related Corporation and shall not interfere with the ability of the Employer, the Company or any Related Corporation to terminate your employment or service relationship (if any);
(e)you are voluntarily participating in the Plan;
(f)the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;

(g)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from (a) your ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and/or (b) the application of any Company recoupment policy or any recovery or claw back policy otherwise required by law;
(j)for purposes of the Award, your employment will be considered terminated as of the date you cease to actively provide services to the Company or a Related Corporation; further, in the event of termination of your employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the Award, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company’s Chief Executive Officer shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether or not you may still be considered to be providing services while on an approved leave of absence);
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(l)the following provisions apply only if you are providing services outside the United States:
(i)    the Award and the Shares subject to the Award are not part of normal or expected compensation or salary for any purpose;
(ii)    neither the Company, the Employer nor any Related Corporation shall be liable for any foreign exchange rate fluctuation between your local currency and the United States dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.
11.No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan. You acknowledge that you have either consulted with competent advisors independent of the Company to obtain advice concerning the receipt of the Award and the acquisition or disposition of any Shares to be issued pursuant to the Award in light of your specific situation or had the opportunity to consult with such advisors but chose not to do so.
12.Data Privacy
    You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its Related Corporations for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold and process certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). If you are a California resident, please note that the categories of personal information (including sensitive personal information) that are protected by certain privacy rights under applicable California law include identifiers, characteristics of protected classifications under California or federal law, professional or employment related information, social security, driver's license, state identification card, or passport number, and any personal information that identifies, relates to, describes, or is capable of being associated with a particular individual. Please note that this personal information is not sold or shared for cross-context behavioral advertising. The California Consumer Privacy Act Policy otherwise addressing such privacy rights is available at https://www.itron.com/na/legal/privacy.
You understand that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, your employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the Award or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Finally, upon request of the Company and/or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering the Award in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to accept the Award if you fail to provide such consent or agreement as requested by the Company and/or the Employer.
13.Electronic Delivery and Participation
    The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
14.Language
You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if you have received this Agreement (or any portion thereof) or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control, unless otherwise required by local law.

15.General Provisions
15.1Successors and Assigns. The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.
15.2Section 409A.
(a)For purposes of U.S. taxpayers, the settlement of the Units is intended to be in compliance with Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Plan Administrator may, at any time and without your consent, modify the terms of the Award as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A of the Code if compliance is not practicable. The Company makes no representation or covenant to ensure that the Units, settlement of the Units or other payment hereunder are compliant with Section 409A of the Code and will have no liability to you or any other party if the settlement of the Units or other payment hereunder that is intended to be compliant with Section 409A of the Code, is not compliant or for any action taken by the Plan Administrator with respect thereto.
(b)Notwithstanding anything in this Agreement to the contrary, any Units that become payable under this Agreement on, or on a date that is by reference to, a termination of employment and that constitute an item of non-qualified deferred compensation subject to Section 409A of the Code (“NQDC”) shall not be settled unless you experience a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) and such Units shall be settled within 90 days of a Separation from Service; provided, however, that if you are a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined according to the methodology established by the Company as in effect on the date of your termination of employment), such Units shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Separation from Service or (ii) the date of your death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto. Further, to the extent necessary to comply with Section 409A of the Code, no transaction will constitute a Change in Control Transaction with respect to Units that constitute NQDC unless it meets the requirements of a “change in control event” within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5).
15.3Governing Law and Choice of Venue. The Award and the provisions of this Agreement will be construed and administered in accordance with and governed by the laws of the State of Washington without giving effect to such state’s principles of conflict of laws. For the purposes of litigating any dispute that arises under this grant of this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation shall be conducted in the courts of Spokane County,

Washington, or the federal courts for the United States for the Eastern District of Washington, where this grant is made and/or to be performed.
15.4Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.5Notice. Any notice required or permitted hereunder shall be made in writing and sent to the following address:
        Itron, Inc.
        Attn. General Counsel
        2111 N. Molter Road
        Liberty Lake, WA USA 99019
16.Appendix A
    Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in Appendix A to this Agreement. Appendix A constitutes part of this Agreement.
17.Imposition of Other Requirements
    The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
19.Repayment/Clawback/Recovery
As an additional condition of receiving the Units, you agree that the Units and any benefits or proceeds therefrom that you may receive hereunder shall be subject to forfeiture, recoupment repayment, and/or recovery to the Company to the extent required (i) to comply with any requirements imposed under applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Nasdaq Listing Rule 5608, as may be reflected in a compensation recovery or “claw back” policy adopted by the Company, as may be amended from time to time, or otherwise, and (ii) under the terms of any policy adopted by the Company, as may be amended from time to time, designed to eliminate or discourage fraud, misconduct, wrongdoing, or violations of law by an employee or other service provider or similar considerations (and the provisions contained in a policy contemplated under sub-clause (i) and (ii) shall be deemed incorporated into this Agreement without your additional or separate consent). Further, if you receive any amount in excess of what you should have received under the terms of this Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Company, then you shall be required to promptly repay any such excess amount to the Company. To satisfy any recoupment obligation arising under any claw back or compensation recovery policy of the Company or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of any claw back or compensation recovery policy.

APPENDIX A

Restrictive Covenants

(a)    Confidential Information. The person entering into the Agreement with the Company (the “Participant”) shall hold in a fiduciary capacity for the benefit of the Company and its Subsidiaries (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Participant obtains during the Participant’s employment that is not public knowledge (other than as a result of the Participant’s violation of this Section (a)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process, or as may be required in the course of the Participant performing his or her duties and responsibilities with the Affiliated Group; provided, however, that this Section (a) and no other Company policies or practices, including the sections addressing confidentiality obligations, is intended to or shall limit, prevent, impede or interfere in any way with the Participant's right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, engage in any activities protected under whistle blower statutes, or receive and fully retain a monetary award from a government-administered whistleblower award program, including but not limited to awards for whistleblowers to the Securities and Exchange Commission, for providing information directly to a government agency. Pursuant to the Defend Trade Secrets Act of 2016, an employee shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law.  Moreover, employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal.  Finally, an employee who files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prevents or restricts Participant from discussing or disclosing information, whether orally or in writing, about unlawful acts in the workplace, such as harassment or discrimination, unfair labor practices, sexual harassment, sexual assault, sexual abuse or any facts related to any act of sexual abuse, or any other conduct that Participant has reason to believe is unlawful, or from making any other disclosures protected by law. Upon his or her termination of employment for any reason, the Participant shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Participant agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with similarly situated employees. To the extent applicable law prohibits the survival of confidential obligations set forth in this Section (a) indefinitely, then Section (a) shall survive any termination of employment for five (5) years or the maximum period under applicable law (whichever is longer). Notwithstanding the foregoing, the confidentiality obligations hereunder shall continue to apply to any Confidential Information that is a trade secret, for as long as such Confidential Information constitutes a trade secret under applicable law.

(b) Non-Recruitment of Affiliated Group Employees. The Participant acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. The Participant shall not, at any time during the Non-solicitation Period (as defined below), without the prior written consent of the Company, directly or indirectly, solicit or recruit any person who is or was at any time during the previous twelve (12) months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Non-solicitation Period, the Participant shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Participant is a part will not constitute solicitation or recruitment. The “Non-solicitation Period” shall mean the period from the Date of Grant through the first anniversary of the Participant’s termination of employment.

(c) Non-Competition – Solicitation of Business. Participant recognizes and agrees that the Affiliated Group has provided Confidential Information to Participant and has an interest in protecting this information from disclosure. Participant further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Period (as defined below), the Participant shall not, either directly or indirectly, (i) compete with the business of the Affiliated Group by becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) service, or accept the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve (12) months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group (collectively “Customer”), or (iii) solicit any such Customer for the purpose of providing competitive goods and/or services or inducing or encouraging any Customer to terminate its relationship with the Company or Affiliated Group or otherwise to cease accepting services or products from the Company or Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any business of the Affiliated Group as of the date of termination (or any business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. The scope of this Non-Competition provision is limited to the territory (i.e.: (i) state(s), (ii) county(ies), and/or (iii) city(ies)) where, during the twenty-four (24) months prior to the termination date, Participant: (a) had material responsibilities or performed services on behalf of the Company (or in which Participant supervised others with respect to the exercise of such material responsibilities or servicing activities) and/or (b) solicited customers or otherwise sold services on behalf of the Affiliated Group (or in which Participant supervised such solicitation or selling activities) (“Restricted Geographic Area”). The “Non-competition Period” shall mean the period from the Date of Grant through the first anniversary of the date of termination of the Participant’s employment.

(d) Remedies. The Participant acknowledges and agrees that the terms of this Appendix A: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, customer relationships and confidential information. The Participant further acknowledges and agrees that the Participant’s breach of the provisions of this Appendix A will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Participant consents and agrees that the forfeiture provisions contained in the Agreement are reasonable remedies in the event the Participant commits any such breach. If any one or more of the provisions contained in this Appendix A shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, it shall be limited, modified and construed in accordance with applicable law as it then shall appear, and if such modification does not or cannot occur, then the provision in question shall be severed, this Appendix A shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, and the remainder of this Appendix A shall be enforceable and binding upon the parties. If any of the provisions of this Appendix A are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

(e) Advice to Seek Independent Counsel. Participant is hereby advised in writing to consult with an attorney before entering into the covenants outlined in Appendix A. Participant acknowledges that prior to acceptance of this Award, Participant have been advised by the Company of Participant's right to seek independent advice from an attorney of Participant’s own selection regarding this Award, including the restraints imposed upon him or her pursuant to Appendix A. Participant acknowledges that Participant has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Participant further represent that in entering into this Agreement, Participant is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Participant is relying on his or her own judgment and any advice provided by Participant’s attorney.

(f) Governing Law/Venue. The parties agree that the law of the state in which the Participant last resided or worked shall govern the interpretation, application, and enforcement of this Appendix A, without regard to any choice of law rules of that or any other state, and the parties hereby submit to and consent to the exclusive jurisdiction of the courts of such state in adjudicating disputes in connection with Appendix A.

(g) Additional Obligations. Notwithstanding anything herein to the contrary, Participant's obligations under this Agreement are in addition to, and not in lieu of, any of Participant’s other obligations as set forth in any other lawful agreement between Participant and the Company imposing obligations on Participant with respect to confidentiality, non-disparagement, non-competition, non-solicitation, assignment of inventions or similar obligations. This Agreement shall not limit any remedies that the Company may have in any jurisdiction against Participant under any other agreement, including but not limited to any employment agreement, restrictive covenant agreement, or confidentiality and invention assignment agreement.

(h) Limitations. Participant understands that Participant’s non-competition covenants and/or non-solicitation agreements in this Appendix A shall not apply to Participant if Participant is covered under applicable state statute or local ordinance/rule prohibiting non-competition covenants or non-solicitation agreements on the basis of Participant’s profession.

ADDENDA TO APPENDIX A

Participant acknowledges and agrees that different restrictive covenant obligations than those set forth in the Appendix A (Restrictive Covenants) apply to Participant if Participant resides or works in any of the following jurisdictions:
1.California
2.Colorado
3.District of Columbia
4.Florida
5.Georgia
6.Hawaii
7.Illinois
8.Indiana
9.Kansas
10.Louisiana
11.Maine
12.Maryland
13.Massachusetts
14.Minnesota
15.Nevada
16.New York
17.New Hampshire
18.North Dakota
19.Oklahoma
20.Oregon
21.Virginia
22.Washington
23.Wisconsin

To the extent that Participant resides or works in such a jurisdiction, Participant agrees that the restricted activities set forth in Appendix A shall be superseded only as set forth in the applicable Addendum below, to which Participant agrees simultaneously with the execution of the Agreement. Capitalized terms used but not defined in the following Addenda shall have the respective meanings ascribed to such terms in the Agreement. This section is expressly incorporated into and made part of each Addendum below.

CALIFORNIA ADDENDUM
If Participant resides or provides services to the Company in California, the following Addenda shall apply to Appendix A:
Addendum No. 1:
Section (b) and Section (c) are stricken in their entirety.
Addendum No. 2:
The language in Section (f) “Governing Law/Venue” is stricken in its entirety and replaced with the following:
•Notwithstanding any other provisions herein, Appendix A will be subject to the laws of the State of California. The parties hereby submit to and consent to the exclusive jurisdiction of the courts in the State of California.
Addendum No. 3:
The following language is added to Appendix A:
•Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
COLORADO ADDENDUM
If Participant resides or provides services to the Company in Colorado, the following Addenda shall apply to Appendix A:

Addendum No. 1:

The definition of “Confidential Information” in Section (a) is modified by adding the following:
•“Confidential Information” does not include information that arises from Participant’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Participant otherwise has a right to disclose as legally protected conduct.

Addendum No. 2:
The language in Section (c) is modified by adding the following:
•Restrictions in Sections (c)(i) and Section (c)(ii) shall not apply to Participant unless Participant's actual or expected annualized cash compensation meets or exceeds the state’s threshold amount for highly compensated workers ($127,091 in 2025), as amended annually by the Colorado Department of Labor either at the time the Agreement is entered into or at the time of enforcement.
•Restrictions in Section (c)(iii) shall not apply to Participant unless Participant’s actual or expected annualized cash compensation meets or exceeds sixty percent (60%) of the state’s threshold amount for highly compensated workers ($76,254.60 in 2025), as amended annually by the Colorado Department of Labor either at the time the Agreement is entered into or at the time of enforcement.
•Participant agrees that the obligations under Section (c) are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”).
Addendum No. 3:

The definition of “Restricted Geographic Area” in Section (c) is stricken in its entirety and replaced with the following:

•The scope of this Non-Competition provision is limited to the territory (i.e.: (i) state(s), (ii) county(ies), and/or (iii) city(ies)) where, during the twenty-four (24) months prior to the termination date, Participant: (a) had material responsibilities or performed services on behalf of the Company (or in which Participant supervised others with respect to the exercise of such material responsibilities or servicing activities) and/or (b) solicited customers or otherwise sold services on behalf of the Affiliated Group (or in which Participant supervised such solicitation or selling activities). If Participant’s material responsibilities were not geographically limited to any territory at any time during the twenty-four (24) months prior to the termination date, the Non-Competition provision is limited to the territory anywhere in the United States where the Company conducts business.
Addendum No. 4:
The language in Section (f) “Governing Law/Venue” is stricken in its entirety and replaced with the following:
•Participant understands that if Participant primarily resides or works in the State of Colorado at the time that Participant’s employment with the Company is terminated, Appendix A will be subject to the laws and courts of the State of Colorado. During this period, venue shall be the state and federal courts sitting in Colorado, and the parties waive any defense, whether asserted by motion or pleading, that the venue specified by this Appendix is an improper or inconvenient venue.
Addendum No. 5:
The following language is added to Appendix A:
•Participant acknowledges and agrees Participant has been provided with, and has signed, a separate notice of Participant’s obligations either (a) prior to Participant’s acceptance of employment with the Company or (b) for current Participants of the Company, at least fourteen (14) days before the effective date of this Agreement, in the following form and substance. Participant further acknowledges and agrees that Appendix A shall not become effective until Participant’s first day of employment, if presented with such notice and a copy of the Agreement prior to accepting an offer of employment, or, for current Participants of the Company, fourteen (14) days after receiving such notice and a copy of the Agreement.
DISTRICT OF COLUMBIA ADDENDUM
If Participant resides or provides services to the Company in the District of Columbia the majority of his or her working time or if the Participant’s employment with the Company is based in the District of Columbia and the employee regularly spends a substantial amount of the Participant’s work time for the Company in the District of Columbia and not more than 50% of his or her work time for the Company in another jurisdiction, the following Addenda shall apply to Appendix A:

Addendum No. 1:
It is the Company’s intent that the provisions in this Agreement and the Appendix qualify as a “long term incentive”. To the extent that the provisions in Appendix A do not qualify as a covenant in a “long-term incentive” within the meaning of D.C. Law 24-175, the language in Section (c) is modified by adding the following:

•Notwithstanding anything else herein to the contrary, provisions in Section (c) do not apply following the termination of Participant’s employment unless Participant is a “highly compensated employee” within the meaning of D.C. Law 24-175 (i.e., reasonably expected to earn from the Company in a consecutive 12 month period compensation greater than or equal to the minimum qualifying compensation, which is $158,363 per year in 2025).

Addendum No. 2:

The following language is added to Appendix A:

•Participant has at least 14 days to consider whether to execute this Agreement. If the Agreement is provided to the employee at the commencement of employment, the Participant has at least 14 days before Participant commences employment to consider whether to execute this Agreement.

Addendum No. 3:

Participant acknowledges that he has been provided the following notice by the Company:

•The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Itron, Inc. has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

FLORIDA ADDENDUM

If Participant resides or provides services to the Company in Florida, the following Addenda shall apply to Appendix A:
Addendum No. 1:

The following language is added to Section (c):
•If a Participant is a “covered employee” within the meaning of the Florida Contracts Honoring Opportunity, Investment, Confidentiality, and Economic Growth (CHOICE) Act (s. 542.41, F.S.), whose primary place of work is in Florida, it is the parties’ intent that the CHOICE Act apply to Participant.
•Participant acknowledges that in the course of employment, Participant will receive confidential information or customer relationships.
•If a Participant is a “covered employee” within the meaning of the CHOICE Act, Participant acknowledges that the Agreement was provided to Participant at least seven (7) days before the date that the offer to enter into this Agreement expires.

Addendum No. 2:

Section (c)(i) is hereby deleted in its entirety and replaced with the following:
•compete with the business of the Affiliated Group by (A) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity that’s a Competitive Business and render services similar to the services provided to the Company during the last three (3) years preceding the Participant’s termination date or in which Participant is reasonably likely to use the Confidential Information or customer relationships of the Company or (B) holding an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below)
Addendum No. 3:

The following sentence is added to the definition of “Non-compete period”:
•If the Participant is a “covered employee” under the CHOICE Act, the “Non-compete period” following termination will be reduced day for day by any nonworking portion of the notice period, pursuant to a covered garden leave agreement (as defined in the CHOICE Act), if applicable.

GEORGIA ADDENDUM

If Participant resides or provides services to the Company in Georgia, the following Addenda shall apply to Appendix A:

Section (c) is deleted in its entirety and replaced with the following:
•Non-Competition – Solicitation of Business. Participant recognizes and agrees that the Affiliated Group has provided Confidential Information to Participant and has an interest in protecting this information from disclosure. Participant further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Period (as defined below), the Participant shall not, either directly or indirectly, (i) compete with the business of the Affiliated Group by becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below) and provide services that are the same or similar to the services Participant provided to the Company during the last two (2) years preceding the Participant’s termination date, or (ii) service, or accept the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve (12) months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group and in each case with whom the Participant had material contact during Participant’s employment (collectively “Customer”), or (iii) solicit any such Customer for the purpose of providing competitive goods and/or services or inducing or encouraging any Customer to terminate its relationship with the Company or Affiliated Group or otherwise to cease accepting services or products from the Company or Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any business of the Affiliated Group as of the date of termination and conducts activities or offers products or services that are the same or similar to the Affiliated Group. The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. The scope of this Non-Competition provision is limited to the territory (i.e.: (i) state(s), (ii) county(ies), and/or (iii) city(ies)) where, during the twenty-four (24) months prior to the termination date, Participant: (a) had material responsibilities or performed services on behalf of the Company (or in which Participant supervised others with respect to the exercise of such material responsibilities or servicing activities) and/or (b) solicited customers or otherwise sold services on behalf of the Affiliated Group (or in which Participant supervised such solicitation or selling activities) (“Restricted Geographic Area”). The “Non-competition Period” shall mean the period from the Date of Grant through the first anniversary of the date of termination of the Participant’s employment. Restrictions in Sections (c)(i) shall not apply to Participant unless Participant's (1) customarily and regularly solicits for the Affiliated Group customers or prospective customers; (2) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (3) performs the following duties: (A) has a primary duty of managing the enterprise in which the employee is employed or of a customarily recognized department or subdivision thereof; (B) customarily and regularly directs the work of two or more other employees; and (C) has the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (4) performs the duties of a key employee or of a professional.

HAWAII ADDENDUM
•If Participant resides or provides services to the Company in Hawaii, Section (b) and Section (c) in Appendix A shall not apply to Participant if Participant is deemed an employee in the “technology business” within the meaning of HRS 480-4(d).

ILLINOIS ADDENDUM

If Participant resides or provides services to the Company in Illinois, the following Addenda shall apply to Appendix A:

Addendum No. 1:

The language in Section (a) is modified by adding the following:

•Participant acknowledges that this Agreement reflects actual, knowing, and bargained-for consideration from both parties and that Participant has the right to (1) report any good faith allegation of unlawful employment practices to any appropriate federal, State, or local government agency enforcing discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, State, or local official; (3) participate in a proceeding with any appropriate federal, State, or local government agency enforcing discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process; and (5) request or receive confidential legal advice.

Addendum No. 2:

The language in Section (b) and Section (c) is modified by adding the following:

•The non-solicitation provisions in Section (b) and Section (c)(iii) shall not apply to Participant unless Participant’s actual or expected annualized rate of earnings exceeds $45,000 per year. This amount shall increase to $47,500 per year beginning on January 1, 2027, $50,000 per year beginning on January 1, 2032, and $52,500 per year beginning on January 1, 2037.

Addendum No. 3:

The language in Section (c) is modified by adding the following:

•The non-competition provisions in Section (c)(i) and Section (c)(ii) shall not apply to Participant unless Participant’s actual or expected annualized rate of earnings exceeds $75,000 per year. This amount shall increase to $80,000 per year beginning on January 1,

2027, $85,000 per year beginning on January 1, 2032, and $90,000 per year beginning on January 1, 2037.

Addendum No. 4:

The following language is added to Appendix A:

•Participant agrees that before being required to sign this Agreement, the Company provided Participant with fourteen (14) calendar days to review it. The Company advises Participant to consult with an attorney before entering into this Agreement.

INDIANA ADDENDUM
If Participant resides or provides services to the Company in Indiana, the following Addenda shall apply to Appendix A:
Addendum No. 1:
The language in Section (b) is modified by adding the following:
•The non-solicitation covenant in this Section (b) shall only apply if Participant, directly or indirectly, supervised or worked or obtained Confidential Information regarding such employees, representatives, officers or directors of any member of the Affiliated Group, and such individuals have access to or possess any knowledge that would give a Competitive Business an unfair advantage.

KANSAS ADDENDUM

If Participant resides or provides services to the Company in Kansas, the following Addenda shall apply to Appendix A:

Addendum No. 1:

The language in Section (c)(ii) and Section (c)(iii) is stricken in its entirety and replaced with the following:

•(ii) service or accept the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve (12) months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group, and in each case, provided that the Participant solicited, produced, or serviced directly or indirectly such customer or had confidential business or proprietary information or trade secrets about such customer in the course of Participant’s employment (collectively “Customer”), or (iii) solicit any such Customer for the purpose of providing competitive goods and/or services or inducing or encouraging any Customer to terminate its relationship with the Company or Affiliated Group or otherwise to cease accepting services or products from the Company or Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any business of the Affiliated Group as of the date of termination (or any business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. The scope of this Non-Competition provision is limited to the territory (i.e.: (i) state(s), (ii) county(ies), and/or (iii) city(ies)) where, during the twenty-four (24) months prior to the termination date, Participant: (a) had material responsibilities or performed services on behalf of the Company (or in which Participant supervised others with respect to the exercise of such material responsibilities or servicing activities) and/or (b) solicited customers or otherwise sold services on behalf of the Affiliated Group (or in which Participant supervised such solicitation or selling activities) (“Restricted Geographic Area”). The “Non-competition Period” shall mean the period from the Date of Grant through the first anniversary of the date of termination of the Participant’s employment.

LOUISIANA ADDENDUM

If Participant resides or provides services to the Company in Louisiana, the following Addenda shall apply to Appendix A:
Addendum No. 1:
The definition of “Restricted Geographic Area” in Section (c) is stricken in its entirety and replaced with the following:
•The scope of all the restrictions in this Section (c) is limited to the following parishes and municipalities as long as the Company continues to carry on business therein (“Restricted Geographic Area”): Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, Desoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis, Jefferson, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn; and, if Louisiana law requires counties (or their equivalents) in Participant’s Restricted Geographic Area located outside of Louisiana to also be specified by name, Participant acknowledges that the names at issue are the remaining counties in the United States listed by the U. S. Census Bureau found at https://en.wikipedia.org/wiki/List_of_counties_by_U.S._state_and_territory#Louisiana (that list is incorporated here by reference). Accordingly, Participant agrees that the foregoing provides Participant with adequate notice of the geographic scope of the restrictions contained in Appendix A by name of specific parishes (and equivalents), municipalities, and/or their parts.

MAINE ADDENDUM
If Participant resides or provides services to the Company in Maine, the following Addenda shall apply to Appendix A:
Addendum No. 1:
The language in Section (c) is modified by adding the following:
•Non-competition provisions in Section (c)(i) and (c)(ii) shall not apply to Participant unless Participant’s earnings exceed 400% of the federal poverty level as defined by the federal Office of Management and Budget and revised annually in accordance with the Omnibus Budget Reconciliation Act of 1981, Section 673(2) ($62,600 per year in 2025).
Addendum No. 2:
The language in Appendix A is modified by adding the following:
•Participant acknowledges that the Company notified Participant of the restrictive covenants in this Agreement and provide a copy of the Agreement not less than 3 business days before the Company requires the Agreement to be signed.

MARYLAND ADDENDUM
•If Participant resides or provides services to the Company in Maryland, the following Addenda shall apply to Appendix A:

Addendum No. 1:
The language in Section (c) is modified by adding the following:
•Provisions in Section (c)(i) and (c)(ii) shall not apply to Participant unless Participant earns more than 150% of the State minimum wage established under MD Code, Labor and Employment, Section 3-413 ($46,800 per year in 2025).

MASSACHUSETTS ADDENDUM

If Participant resides or provides services to the Company in Massachusetts for at least 30 days before his or her termination date, the following Addenda shall apply to Appendix A:
Addendum No. 1:
The definition of “Restricted Geographic Area” in Section (c) is stricken in its entirety and replaced with the following:
•The scope of the Non-Competition restrictions in this Section (c)(i) is limited to the geographic areas in which the Participant, during any time within the last two (2) years of employment, provided services or had a material presence or influence (“Restricted Geographic Area”).
Addendum No. 2:
The language in Section (c)(i) is stricken in its entirety and replaced with the following:
•(i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below); provided that, the restriction on activities is limited only to the specific types of services or assistance provided by Participant to the Affiliated Group at any time during the last two (2) years of employment
Addendum No. 3:
The following language is added to Section (c):
•Section (c)(i) does not apply to Participant who is non-exempt under the Fair Labor Standards Act or if the employee has been terminated without cause or laid off.
Addendum No. 4:
The following language is added to Appendix A:
•Appendix A will be subject to the laws and courts of the State of Massachusetts. The parties acknowledge and agree that all civil actions relating to Appendix A shall be brought in Suffolk County, Massachusetts. Participant may consult an attorney prior to signing Appendix A.
Addendum No. 5:
The following language is added to Appendix A:
•Participant acknowledges and agrees if the agreement is entered into in connection with the commencement of employment, Agreement was provided to Participant by the earlier of a formal offer of employment or 10 business days before the commencement of the employee's employment. If the Agreement is entered into after commencement of employment, it was provided at least 10 business days before the Agreement is to be effective. Participants have the right to consult counsel prior to signing.
MINNESOTA ADDENDUM
If Participant resides or provides services to the Company in Minnesota, the following Addenda shall apply to Appendix A:
Addendum No. 1:
Section (c)(i) is stricken in its entirety.
Addendum No. 2:
The language in Section (f) “Governing Law/Venue” is stricken in its entirety and replaced with the following:
•Appendix A will be subject to the laws and courts of the State of Minnesota. The Parties acknowledge and agree that all civil actions relating to Appendix A shall be brought in the courts of Minnesota.
NEVADA ADDENDUM

If Participant resides or provides services to the Company in Nevada, the following Addenda shall apply to Appendix A:

Amendment No. 1:

The following language is added to Section (c):

•The restrictions in this Section (c) shall not apply to Participant with respect to a Customer if Participant has not solicited the Customer, and the Customer voluntarily chose to leave the Company and sought services from Participant.

NEW YORK ADDENDUM
If Participant resides or provides services to the Company in New York, the following Addenda shall apply to Appendix A:
The language in Section (a) is modified by adding the following:
•Nothing in this Agreement prohibits Participant from speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by Participant.

NEW HAMPSHIRE ADDENDUM
If Participant resides or provides services to the Company in New Hampshire, the following Addenda shall apply to Appendix A:
Addendum No. 1:
The language in Section (c) is modified by adding the following:
•The non-competition provisions in Section (c)(i) shall not apply to Participants who are considered “low-wage employees” and who earn an hourly rate less than or equal to 200% of the federal minimum wage.

NORTH DAKOTA ADDENDUM

If Participant resides or provides services to the Company in North Dakota, the following Addenda shall apply to Appendix A:
Addendum No. 1:
Section (c) is stricken in its entirety.
Addendum No. 2:
The language in Section (f) “Governing Law/Venue” is stricken in its entirety and replaced with the following:
•Appendix A will be subject to the laws and courts of the State of North Dakota. The Parties acknowledge and agree that all civil actions relating to Appendix A shall be brought in North Dakota.
OKLAHOMA ADDENDUM
If Participant resides or provides services to the Company in Oklahoma, the following Addenda shall apply to Appendix A:
Addendum No. 1:
The language in Section (c) is stricken in its entirety and replaced with the following:
•Participant recognizes and agrees that the Affiliated Group has provided Confidential Information to Participant and has an interest in protecting this information from disclosure. Participant further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, the Participant shall not during the Non-competition Period (as defined below) directly solicit the sale of goods, services or a combination of goods and services from the established customers of the Company. The “Non-competition Period” shall mean the period from the Date of Grant through the first anniversary of the date of termination of the Participant’s employment.

OREGON ADDENDUM

If Participant resides or provides services to the Company in Oregon, the following Addenda shall apply to Appendix A:

Addendum No. 1:

If the restrictions in Section (c)(i) do not qualify as a “bonus restriction agreement” within the meaning of Oregon Revised Statutes (ORS) Section 653.295, the following language is added to Section (c):

•The Agreement is executed upon Participant’s initial employment with Company and is a condition of such employment or is executed upon the Participant’s “subsequent bona fide advancement” within the meaning of Oregon Revised Statutes (ORS) Section 653.295 because of, among other things, Participant’s increased responsibilities and access to Confidential Information and trade secrets. If this Agreement is executed upon initial employment, Participant acknowledges that Participant was informed in a written job offer at least two (2) weeks before starting work that Participant must enter into this Agreement as a condition of employment. If executed upon a “subsequent bona fide advancement,” Participant knowingly and voluntarily waives any argument that Participant’s new role does not constitute a “subsequent bona fide advancement.” Except as provided in this section, the non-competition restrictions in Section (c)(i) do not apply to Participant unless (a) Participant is an individual engaged in administrative, executive, or professional work who (i) performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgement, and earns a salary and is paid on a salary basis , and (b) at the time of Participant’s separation from the Company, Participant is paid a gross salary and commissions in the amount required under ORS 653.295, calculated on an annual basis adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of my termination (exceeds $116,427 per year in 2025).

VIRGINIA ADDENDUM

If Participant resides or provides services to the Company in Virginia, the following Addenda shall apply to Appendix A:

Addendum No. 1:
The following language is added to Section (a):

•After Participant’s employment, the obligation of non-disclosure and non-use outlined in this Section (a) shall last so long as the information remains confidential or for three (3) years following Participant’s termination date, whichever occurs first.  Participant also understands that trade secrets are protected by statute and are not subject to any time limits.

Addendum No. 2:

The following language is added to Section (c):

•The non-competition and non-solicitation provisions in Section (c) shall not apply following the termination of Participant’s employment if Participant qualifies as a “low-wage Participant” pursuant to Virginia Code Section 40.1-28.7:8 (paid less than $76,081.14 per year in 2025) or is entitled to overtime compensation under 29 U.S.C.A. Section 207.

WASHINGTON STATE ADDENDUM

If Participant resides or provides services to the Company in Washington, the following Addenda shall apply to Appendix A:

Addendum No. 1:
The language in Section (a) is modified to add the following sentence to the end of that section:
•Nothing in this Agreement prohibits Participant from discussing or disclosing conduct that Participant reasonably believes under Washington State, Federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

Addendum No. 2:

The language in Section (c) is stricken in its entirety and replaced with the following:

•Participant recognizes and agrees that the Affiliated Group has provided Confidential Information to Participant and has an interest in protecting this information from disclosure. Participant further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Period (as defined below), the Participant shall not, either directly or indirectly (i) compete with the business of the Affiliated Group by becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below) in the Restricted Geographic Area (as defined below), or (ii) in connection with a competitive product or service, solicit or attempt to solicit any current customer to terminate a relationship with the Company or otherwise to cease or reduce accepting products or services from the Company. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any business of the Affiliated Group as of the date of termination (or any business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. Accordingly, the restrictions in this Section (c) attach to Participant's conduct in any city, county, state/province, country or geographic area where the Company has carried out business in which Participant has been materially involved or concerned or where Participant serviced customers while Participant was an employee of the Company (“Restricted Geographic Area”). The “Non-competition Period” shall mean the period from the Date of Grant through the first anniversary of the date of termination of the Participant’s employment. Section (c)(i) shall not apply to Participant if (i) Participant’s annualized earnings are at or below the compensation threshold listed in R.C.W.A. 49.62.020 ($123,394.17 in 2025); or (ii) Participant is terminated as a result of a layoff.

Addendum No. 3:
The language in Section (f) “Governing Law/Venue” is stricken in its entirety and replaced with the following:
•This Agreement shall be construed and enforced in accordance with the laws of the State of Washington without reference to principles of conflicts of laws. The parties stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is the state and federal courts sitting in Seattle, Washington and waive any defense, whether asserted by motion or pleading, that the venue specified by this section is an improper or inconvenient venue, provided that a party may commence a legal proceeding in a relevant jurisdiction for the purpose of enforcing its rights under this Agreement. The parties further agree that a judge shall try any disputes between them, whether relating to this Agreement or any other conflict, claim or dispute.

WISCONSIN STATE ADDENDUM

If Participant resides or provides services to the Company in Wisconsin, the following Addenda shall apply to Appendix A:

Addendum No. 1:

The following is added to Section (a):

•This obligation of non-disclosure and non-use of Confidential Information shall last only so long as the information remains confidential. However, Participant understands and agrees that to the extent this obligation of non-disclosure and non-use of Confidential Information applies to information that does not meet the definition of a trade secret, the obligation of non-disclosure and non-use shall apply only for twenty-four (24) months after the date on which Participant’s employment with the Company ends and only in geographic areas in which the unauthorized use or unauthorized disclosure of such Confidential Information could competitively harm the Company. Participant also understands that trade secrets are protected by statute and are not subject to any time limits. Nothing in this Agreement limits or affects the protection given to confidential information and trade secrets under statutory and common law. Participant agrees to contact the Company before using, disclosing, or distributing any Confidential Information or trade secrets if Participant has any questions about whether such information is protected information.

Addendum No. 2

The language in Section (b) is stricken in its entirety and replaced with the following:

•Non-Recruitment of Affiliated Group Employees. Participant acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. The Participant shall not, at any time during the Non-solicitation Period (as defined below), without the prior written consent of the Company, directly or indirectly, solicit or recruit any person (i) with whom Participants had material contact and obtained Confidential Information about that could be used to persuade the person to leave employment or terminate his or her position with the Company or was supervised by Participant during the twelve (12) months immediately preceding Participant’s termination date, and (ii) who is a manager, officer, director, or executive of the Company; and/or is in possession of Confidential Information and/or trade secrets of the Company that could be used to competitively harm the Company by participation in the Competitive Business. Notwithstanding the foregoing, this Section (b) does not prohibit Participant from conducting generalized searches for employees or independent contractors by use of general advertisements or solicitations, including but not limited to advertisements or solicitations through newspapers, internet or other media of general circulation or engaging and using a search firm not specifically targeted at such individuals. The “Non-solicitation Period” shall mean the period from the Date of Grant through the first anniversary of the Participant’s termination of employment.

The language in Section (c) is stricken in its entirety and replaced with the following:

•(i) Non-Competition. Participant recognizes and agrees that the Affiliated Group has provided Confidential Information to Participant and has an interest in protecting this information from disclosure. Participant further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Period (as defined below), the Participant shall not, either directly or indirectly compete with the business of the Affiliated Group by becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below) in the Restricted Geographic Area (as defined below). “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any business of the Affiliated Group as of the date of termination (or any business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. Accordingly, the restrictions in this Section (c)(i) attach to Participant’s conduct in any location in which, during the twenty-four (24) months prior to the termination date, Participant: (a) provided material services on behalf of the Company (or in which Participant supervised others, directly or indirectly, with respect to the exercise of such servicing activities), and/or (b) solicited customers or otherwise sold services on behalf of the Company (or in which Participant supervised, directly or indirectly, the solicitation or servicing activities related to such customers). “Material” means the Participant’s primary job duties and responsibilities in connection with working with customers or directly supervising individuals who work with customers (“Restricted Geographic Area”).

•(ii) Non-Solicit of Customers. Participant recognizes and agrees that the Affiliated Group has provided Confidential Information to Participant and has an interest in protecting this information from disclosure. Participant further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Period (as defined below), the Participant shall not, either directly or indirectly in connection with a competitive product or service, solicit or attempt to solicit any customers to terminate their relationship with the Company or otherwise to cease or reduce accepting products or services from the Company.

_______________________________
Name, Title
On behalf of the Company
Date:

_________________________________
Employee
Date: